EXHIBIT L


             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                       IN AND FOR NEW CASTLE COUNTY

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WILLIAM STEINER,                          :
                                          :
                              Plaintiff,  :
                                          :
            v.                            :     Civil Action No. 15967
                                          :
TALLEY INDUSTRIES INC., FRED              :
ISRAEL, JACK C. CRIM, PAUL L.             :
FOSTER, JOSEPH A. ORLANDO, ALEX           :
STAMATAKIS, JOHN W. STODDER,              :
DONALD J. ULRICH, DAVID VICTOR,           :
RALPH A. ROCKOW and                       :
ROBERT T. CRAIG,                          :
                                          :
                              Defendants. :
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                          CLASS ACTION COMPLAINT
                          ----------------------

               Plaintiff, by his attorneys, alleges upon information and belief, except with respect to his ownership of Talley Industries Inc. ("Talley" or the "Company") common stock as follows:

                                  PARTIES
                                  -------

            1.  Plaintiff is the owner of common stock of Talley.

            2. Talley is a Delaware corporation with executive offices at 2702 North 44th Street, Phoenix, Arizona. Talley, inter alia, designs, manufactures and supplies specialized industrial, commercial and aerospace products and services. As of June 30, 1997, Talley had approximately 14 million shares of common stock outstanding held by approximately 2,500 shareholders of record.

            3. Defendant Paul L. Foster is acting Chairman of the Board, Chief Executive Officer and a Director of Talley.

            4. Defendant Jack C. Crim is President, Chief Operating Officer and a Director of Talley.

            5. Defendants Fred Israel, Joseph A. Orlando, Alex Stamatakis, John W. Stodder, Donald J. Ulrich, David Victor, Ralph A. Rockow and Robert T. Craig are Directors of Talley.

            6. The foregoing individuals (collectively the "Director Defendants"), as officers and/or directors of Talley, owe fiduciary duties to Talley and its shareholders.

                         CLASS ACTION ALLEGATIONS
                         ------------------------

            7. Plaintiff brings this action on his own behalf and as a class action on behalf of all shareholders of defendant Talley (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

            8. This action is properly maintainable as a class action for the following reasons:

                (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of June 30, 1997, there were over 14 million shares of defendant Talley's common stock outstanding owned by over 2,500 shareholders of record scattered throughout the United States.

                (b) there are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

                        i. Whether the Director Defendants have breached fiduciary duties owed by them to plaintiff and members of the Class;

                        ii. Whether the Director Defendants have wrongfully failed to act in the best interests of Talley and its shareholders; and

                        iii. Whether plaintiff and the other members of the Class will be irreparably damaged by the wrongful conduct complained of herein.

            9. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

           10. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief with respect to the Class as a whole.

           11. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications.

           12. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

           13. For the reasons stated herein, a class action is superior to other available methods of the fair and efficient adjudication of this action.

                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

           14. On September 26, 1997, it was announced that Talley had entered into a definitive agreement to be acquired by Carpenter Technology Corp. ("Carpenter") in a transaction pursuant to which Carpenter will pay $12 a share for each of Talley's common shares (the "Transaction"). Carpenter is scheduled to commence its tender offer for Talley's shares on October 2, 1997.

           15. On September 25, 1997, the day prior to the announcement of the Transaction, Talley stock closed at $11-7/16 per share. Accordingly, the Transaction offers less than a 5% premium over the pre-announcement closing price of Talley's stock.

           16. Talley's stock rose $1-1/8 to close at $12-9/16 on September 26, 1997. A group of Talley shareholders holding approximately 9% of Talley stock announced their opposition to the Transaction which they have stated is inadequate. Indeed, they have stated that Talley stock may be worth as much as $18 per share.

           17. The Director Defendants have violated fiduciary duties owed to the public shareholders of Talley. The Director Defendants were and are obligated to act in the best interests of Talley and its shareholders, including the maximization of shareholder value in the sale of the Company.

           18. By agreeing to the Transaction, the Director Defendants failed to take adequate steps to enhance Talley's value and/or attractiveness as a merger/acquisition candidate or effectively expose Talley to the marketplace in an effort to create active and open bidding for Talley. While the Director Defendants should continue to seek out other possible purchasers of the assets of Talley or its stock in a manner designed to obtain the best transaction reasonably available for Talley's shareholders and seek to enhance the value of Talley for all its current shareholders, they have instead wrongfully agreed to allow Carpenter to obtain the valuable assets of Talley at an inadequate price.

           19. The conduct of the Director Defendants is, and unless corrected, will continue to be wrongful, unfair and harmful to Talley's public shareholders.

           20. In contemplating, planning and/or effecting the foregoing actions, the Director Defendants are not acting in good faith toward plaintiff and the Class, and have breached, and are breaching, fiduciary duties to plaintiff and the Class.

           21. As a result of the wrongful actions and inactions of the Director Defendants, plaintiff and the Class have been and will be damaged.

           22. Unless enjoined by this Court, the Director Defendants will continue to breach fiduciary duties owed to plaintiff and the Class, all to the irreparable harm of the Class.

           23.  Plaintiff has no adequate remedy at law.

           WHEREFORE, plaintiff demands judgment as follows:

                (a) Declaring that this action may be maintained as a class action;

                (b) Enjoining consummation of the Transaction or if it is consummated, rescinding it or awarding rescissory damages;

                (c) Enjoining preliminarily and permanently the Director Defendants duly to consider all alternatives to maximize shareholder value;

                (d) Requiring defendants to compensate plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the wrongful conduct complained of herein, together with prejudgment and post-judgment interest;

                (e) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys', accountants', and experts' fees; and

                (f) Granting such other and further relief as may be just and proper.

Dated: September 29, 1997

                                     CHIMICLES, JACOBSEN & TIKELLIS


                                     /s/ James C. Strum
                                     --------------------------

                                     Pamela S. Tikellis
                                     James C. Strum
                                     Robert J. Kriner, Jr.
                                     One Rodney Square
                                     P.O. Box 1035
                                     Wilmington, DE  19899
                                     (302) 656-2500

                                     Attorneys for Plaintiff

OF COUNSEL:

GOODKIND LABATON RUDOFF & SUCHAROW, LLP
100 Park Avenue, 12th Floor
New York, New York  10017
(212) 907-0700